EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of our reports dated December 11, 2006, with respect to the consolidated financial statements of Kronos Incorporated (the “Company”) and management’s report on the effectiveness of internal control over financial reporting included in this Annual Report (Form 10-K) for the year ended September 30, 2006.

•	Form S-8 Nos. 333-08987, 333-52209, and 333-59444, relating to the Company’s 1992 Stock Incentive Plan;

•	Form S-8 No. 333-136314, 333-82370 and 333-117879 relating to the Company’s 2002 Stock Incentive Plan; and

•	Form S-8 No. 333-107572 pertaining to the Company’s 2003 Employee Stock Purchase Plan.

/s/    Ernst & Young LLP

Boston, Massachusetts

December 11, 2006